NEWS RELEASE

Contacts:	Billy F. Mitcham, Jr., President & CEO Mitcham Industries, Inc. 936-291-2277
Jack Lascar / Karen Roan Dennard Rupp Gray & Lascar (DRG&L) 713-529-6600

FOR IMMEDIATE RELEASE

MITCHAM INDUSTRIES REPORTS
FISCAL 2011 SECOND QUARTER RESULTS

Equipment leasing revenues rose 35%
Excluding special item, reports $0.04 per diluted share

HUNTSVILLE, TX – SEPTEMBER 7, 2010 – Mitcham Industries, Inc. (NASDAQ: MIND) (the “Company”) today announced financial results for its fiscal 2011 second quarter ended July 31, 2010.

Total revenues for the second quarter of fiscal 2011 were $15.2 million compared to $12.7 million in the second quarter of fiscal 2010. The Company reported a net loss of $0.1 million, or $0.01 per share, for the second quarter of fiscal 2011 compared to net loss of $1.0 million, or $0.10 per share, for the second quarter of fiscal 2010. Fiscal 2011 second quarter results include a charge of $0.8 million to the Company’s provision for doubtful accounts. Without this charge, the Company’s second quarter 2011 net income would have been approximately $0.4 million, or $0.04 per diluted share.

Bill Mitcham, the Company’s President and CEO, stated, “We are pleased to report a solid improvement in our core equipment leasing revenues during our fiscal 2011 second quarter, as well as continued strong performance at Seamap and an increase in other equipment sales. Our equipment leasing revenues rose 35% from a year ago, led by across the board strength in our international markets, specifically Southeast Asia, South America and Europe. However, North America remains affected by excess capacity and thus modest demand for seismic rental equipment. Furthermore, as expected, after a seasonally strong first quarter, we experienced little activity in Russia and Canada during the second quarter due to the end of the winter season.

“Our Seamap segment had another solid quarter as we delivered two GunLink 4000 systems and generated a considerable amount of service work. Additionally, our SAP subsidiary showed strong growth, primarily attributable to improved sales of oceanographic equipment to customers in the Pacific Rim.

“We are more optimistic than a few months ago because we are seeing indications of improved demand for seismic services, particularly in international markets. These indications include higher levels of bid activity in our leasing business and higher capacity utilization reported by several seismic contractors. In addition to the strengthening environment we have been experiencing in Southeast Asia, South America and Europe, as well as seasonally in Russia, we are seeing new activity in the Middle East. As announced in June, during the second quarter we added 7,500 channels of Sercel Unite cable-free equipment to our lease pool, enabling us to provide our customers the latest seismic technology and a more complete solution to their land and transition zone acquisition programs.

“While we are optimistic about the balance of the year, our fiscal third quarter year-over-year comparison will be affected by a large job for which we provided a substantial amount of equipment in North America last year. However, we do expect to see the normal seasonal pick-up during the fourth quarter and believe our international operations will continue to strengthen through the balance of the year. With our strong financial position, we believe we are well positioned in the current environment to take advantage of a market turnaround as it occurs.”

SECOND QUARTER FISCAL 2011 RESULTS

Total revenues for the fiscal 2011 second quarter increased 20% from the second quarter a year ago to $15.2 million, primarily due to a considerable increase in leasing revenues and higher sales of other equipment. A significant portion of the Company’s revenues are usually generated from sources outside the United States, and during the second quarter of fiscal 2011, revenues from international customers accounted for approximately 87% of revenues compared to 78% of revenues during the second quarter of fiscal 2010.

Equipment leasing revenues, excluding equipment sales, rose 35% to $6.5 million compared to $4.8 million in the same period a year ago. This improvement was primarily the result of growth in certain geographic regions, principally Southeast Asia, South America and parts of Europe.

Lease pool equipment sales were $0.2 million compared to $0.1 million in the second quarter of fiscal 2010. Sales of new seismic, hydrographic and oceanographic equipment were $1.3 million compared to $0.7 million in the comparable period a year ago, mainly as a result of growth in SAP’s sales of oceanographic equipment in the Pacific Rim.

Seamap equipment sales were $7.2 million compared to $7.0 million in the comparable period a year ago. The Company delivered two GunLink 4000 systems and certain other equipment and generated a considerable amount of ongoing service and repair work in the quarter. In the second quarter a year ago, the Company also had strong equipment sales at Seamap as it delivered two GunLink 4000 systems and two BuoyLink RGPS systems.

Lease pool depreciation in the second quarter was $5.4 million versus $4.4 million in same period last year, a 21% increase. This increase resulted from additions made to the Company’s lease pool during fiscal 2010 and the first half of fiscal 2011, including downhole seismic tools, three component digital sensors, cable-free land acquisition equipment and a variety of marine equipment.

Gross profit in the fiscal 2011 second quarter was $4.7 million compared to $3.3 million in the second quarter of fiscal 2010, primarily due to higher leasing revenues despite higher depreciation expense related to lease pool equipment. Gross profit margin for the second quarter of fiscal 2011 was 31% compared to 26% in the same period a year ago.

General and administrative costs for the second quarter of fiscal 2011 were $4.2 million compared to $4.0 million in the second quarter of fiscal 2010 principally due to lower overhead absorption from long-term contracts and higher incentive compensation expense. In the second quarter of fiscal 2011 the Company recorded a charge of $0.8 million to its provision for doubtful accounts. This amount relates almost exclusively to one customer in Eastern Europe. The Company reported an operating loss for the second quarter of fiscal 2011 of $0.6 million compared to operating loss of $1.5 million in the comparable period a year ago. Net loss for the second quarter of fiscal 2011 was $0.1 million, or $0.01 per share, compared to net loss of $1.0 million, or $0.10 per share, for the second quarter of fiscal 2010.

EBITDA (earnings before interest, taxes, depreciation and amortization) for the second quarter increased 66% to $5.5 million, or 36% of total revenues, from $3.3 million, or 26% of total revenues, in the same period last year. EBITDA, which is not a measure determined in accordance with generally accepted accounting principles (“GAAP”), is defined and reconciled to reported net income, the most comparable GAAP measure, in Note A under the accompanying financial tables.

FIRST HALF FISCAL 2011 RESULTS

Total revenues for the first six months of fiscal 2011 were $31.7 million compared to $23.3 million for the first six months of fiscal 2010. Core equipment leasing revenues were $16.1 million compared to $11.1 million in the same period a year ago. Lease pool equipment sales for the first half of fiscal 2011 were $0.5 million compared to $0.2 million in the first half of fiscal 2010. Sales of new seismic, hydrographic and oceanographic equipment for the first half of fiscal 2011 were $2.1 million compared to $2.3 million in the first half of fiscal 2010. Seamap equipment sales for the first half of fiscal 2011 were $13.0 million compared to $9.6 million in the same period of last year.

Operating income for the first half of fiscal 2011 was $1.9 million compared to an operating loss of $1.5 million in the first half of fiscal 2010. Net income for the first half of 2011 was $2.2 million, or $0.22 per diluted share, compared to net loss of $1.1 million, or $0.11 per share, for the first half of fiscal 2010. EBITDA for the first six months of fiscal 2011 was $12.8 million, or 40% of total revenues, compared to $7.8 million, or 34% of total revenues, in the first six months of fiscal 2010.

CONFERENCE CALL

The Company has scheduled a conference call for Wednesday, September 8, 2010 at 9:00 a.m. Eastern time to discuss its fiscal 2011 second quarter end results. To access the call, please dial (480) 629-9692 and ask for the Mitcham Industries call at least 10 minutes prior to the start time. Investors may also listen to the conference live on the Mitcham Industries corporate website, http://www.mitchamindustries.com, by logging on that site and clicking “Investors.” A telephonic replay of the conference call will be available through September 22, 2010 and may be accessed by calling (303) 590-3030, and using the passcode 4353296#. A web cast archive will also be available at http://www.mitchamindustries.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at DRG&E at (713) 529-6600 or email dmw@drg-e.com.

Mitcham Industries, Inc., a geophysical equipment supplier, offers for lease or sale, new and “experienced” seismic equipment to the oil and gas industry, seismic contractors, environmental agencies, government agencies and universities. Headquartered in Texas, with sales and services offices in Calgary, Canada; Brisbane, Australia; Singapore; Ufa, Bashkortostan, Russia; Lima, Peru; Bogota, Colombia and the United Kingdom and with associates throughout Europe, South America and Asia, Mitcham conducts operations on a global scale and is the largest independent exploration equipment lessor in the industry.

This press release includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included herein, including statements regarding the Company’s future financial position and results of operations, planned capital expenditures, the Company’s business strategy and other plans for future expansion, the future mix of revenues and business, future demand for the Company’s services and general conditions in the energy industry in general and seismic service industry, are forward-looking statements. While management believes that these forward-looking statements are reasonable when and as made, actual results may differ materially from such forward-looking statements. Important factors that could cause or contribute to such differences include possible decline in demand for seismic data and our services; the effect of fluctuations in oil and natural gas prices on exploration activity; the effect of uncertainty in financial markets on our customers’ and our ability to obtain financing; loss of significant customers; seasonal fluctuations that can adversely affect our business; defaults by customers on amounts due us; possible impairment of long-lived assets; risks associated with our manufacturing operations; inability to obtain funding or to obtain funding under acceptable terms; intellectual property claims by third parties; risks associated with our foreign operation, including foreign currency exchange risk; and other factors that are disclosed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are available from the Company without charge. Readers are cautioned to not place undue reliance on forward-looking statements which speak only as of the date of this release and the Company undertakes no duty to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

- Tables to follow -

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	July 31, 2010	January 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$9,766	$6,130
Restricted cash	670	605
Accounts receivable, net	13,432	15,444
Current portion of contracts receivable	1,162	2,073
Inventories, net	3,985	5,199
Cost and estimated profit in excess of billings on uncompleted contract	448	398
Income taxes receivable	1,222	1,438
Deferred tax asset	1,816	1,400
Prepaid expenses and other current assets	2,218	1,986
Total current assets	34,719	34,673
Seismic equipment lease pool and property and equipment, net	71,517	66,482
Intangible assets, net	5,586	2,678
Goodwill	4,320	4,320
Prepaid foreign income tax	2,891	2,574
Deferred tax asset	21	88
Long-term portion of contracts receivable, net	4,081	4,533
Other assets	52	49

Total assets	$123,187	$115,397

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,559	$6,489
Current maturities – long-term debt	729	93
Foreign income taxes payable	1,916	1,345
Deferred revenue	1,018	854
Accrued expenses and other current liabilities	4,579	2,668

Total current liabilities	19,801	11,449
Non-current income taxes payable	3,539	3,258
Long-term debt, net of current maturities	10,300	15,735
Total liabilities	33,640	30,442
Shareholders’ equity:
Preferred stock, $1.00 par value; 1,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value; 20,000 shares authorized; 10,824 and 10,725 shares issued at July 31, 2010 and January 31, 2010, respectively	108	107
Additional paid-in capital	77,091	75,746
Treasury stock, at cost (925 shares at July 31, 2010 and January 31, 2010)	(4,843)	(4,843)
Retained earnings	12,495	10,247
Accumulated other comprehensive income	4,696	3,698

Total shareholders’ equity	89,547	84,955

Total liabilities and shareholders’ equity	$123,187	$115,397

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended July 31,		For the Six Months Ended July
			31,
	2010	2009	2010	2009
Revenues:
Equipment leasing	$6,493	$4,802	$16,059	$11,128
Lease pool equipment sales	159	101	522	170
Seamap equipment sales	7,200	7,043	12,981	9,641
Other equipment sales	1,303	731	2,093	2,343

Total revenues	15,155	12,677	31,655	23,282

Cost of sales:
Direct costs — equipment leasing	846	925	1,590	1,453
Direct costs — lease pool depreciation	5,355	4,416	10,267	8,517
Cost of lease pool equipment sales	100	87	249	97
Cost of Seamap and other equipment sales	4,199	3,917	7,951	6,111

Total cost of sales	10,500	9,345	20,057	16,178

Gross profit	4,655	3,332	11,598	7,104
Operating expenses:
General and administrative	4,162	3,969	8,349	7,471
Provision for doubtful accounts	797	649	797	649
Depreciation and amortization	296	223	575	477

Total operating expenses	5,255	4,841	9,721	8,597

Operating (loss) income	(600)	(1,509)	1,877	(1,493)
Other income (expenses):
Gain from bargain purchase in business combination	-	—	1,304	-
Interest, net	(118)	(92)	(212)	(181)
Other, net	437	163	(65)	282

Total other income	319	71	1,027	101

(Loss) Income before income taxes	(281)	(1,438)	2,904	(1,392)
Benefit (provision) for income taxes	135	428	(656)	302

Net (loss) income	$(146)	$(1,010)	$2,248	$(1,090)

Net (loss) income per common share:
Basic	$(0.01)	$(0.10)	$0.23	$(0.11)

Diluted	$(0.01)	$(0.10)	$0.22	$(0.11)

Shares used in computing net (loss) income per common share:
Basic	9,838	9,797	9,824	9,790
Diluted	9,838	9,797	10,081	9,790

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the Six Months Ended
	July 31,
	2010	2009
Cash flows from operating activities:
Net income (loss)	$2,248	$(1,090)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	10,970	9,055
Stock-based compensation	770	840
Gain from bargain purchase in business combination	(1,304)	—
Provision for doubtful accounts	797	649
Provision for inventory obsolescence	104	(75)
Gross profit from sale of lease pool equipment	(273)	(73)
Excess tax benefit from exercise of non-qualified stock options	(3)	(7)
Deferred tax benefit	(1,258)	(1,210)
Changes in non-current income taxes payable	281	(294)
Changes in working capital items, net of effects from business combination:
Accounts receivable	1,225	501
Contracts receivable	1,363	267
Inventories	1,353	(1,677)
Prepaid expenses and other current assets	(196)	405
Income taxes receivable and payable	778	2,213
Costs incurred and estimated profit in excess of billings on uncompleted contract	(38)	973
Prepaid foreign income tax	(228)	—
Accounts payable, accrued expenses, other current liabilities and deferred revenue	1,554	240

Net cash provided by operating activities	18,143	10,717

Cash flows from investing activities:
Purchases of seismic equipment held for lease	(6,957)	(11,597)
Purchases of property and equipment	(80)	(283)
Sale of used lease pool equipment	522	170
Acquisition of AES, net of cash acquired	(2,100)	—
Net cash used in investing activities	(8,615)	(11,710)

Cash flows from financing activities:
Net (payments on) proceeds from line of credit	(6,050)	1,500
Payments on borrowings	(120)	—
(Purchases of) proceeds from short-term investments	(52)	797
Proceeds from issuance of common stock upon exercise of stock options, net of stock surrendered to pay taxes	244	(6)
Excess tax benefit from exercise of non-qualified stock options	3	7

Net cash (used in) provided by financing activities	(5,975)	2,298
Effect of changes in foreign exchange rates on cash and cash equivalents	83	(180)

Net change in cash and cash equivalents	3,636	1,125
Cash and cash equivalents, beginning of period	6,130	5,063

Cash and cash equivalents, end of period	$9,766	$6,188

Note A

MITCHAM INDUSTRIES, INC.
Reconciliation of Net Income (loss) to EBITDA
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	July 31,		July 31,
	2010	2009	2010	2009
		(in thousands)		(in thousands)
Net (loss) income	$(146)	$(1,010)	$2,248	$(1,090)
Interest expense, net	118	92	212	181
Depreciation and amortization	5,679	4,670	10,970	9,055
(Benefit) provision for income taxes	(135)	(428)	656	(302)
Gain from bargain purchase	—	—	(1,304)	—

EBITDA (1)	5,516	3,324	12,782	7,844
Stock-based compensation	497	424	770	840

Adjusted EBITDA (1)	$6,013	$3,748	$13,552	$8,684

(1) EBITDA is defined as net income (loss) before (a) interest expense, net of interest income, (b) provision for (or benefit from) income taxes (c) depreciation, amortization and impairment and (d) the gain from bargain purchase. Adjusted EBITDA excludes stock-based compensation. We consider EBITDA and Adjusted EBITDA to be important indicators for the performance of our business, but not measures of performance calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We have included these non-GAAP financial measures because management utilizes this information for assessing our performance and as indicators of our ability to make capital expenditures, service debt and finance working capital requirements. The covenants of our revolving credit agreement require us to maintain a minimum level of EBITDA. Management believes that EBITDA and Adjusted EBITDA are measurements that are commonly used by analysts and some investors in evaluating the performance of companies such as us. In particular, we believe that it is useful to our analysts and investors to understand this relationship because it excludes transactions not related to our core cash operating activities. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations. EBITDA and Adjusted EBITDA are not measures of financial performance under GAAP and should not be considered in isolation or as alternatives to cash flow from operating activities or as alternatives to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. In evaluating our performance as measured by EBITDA, management recognizes and considers the limitations of this measurement. EBITDA and Adjusted EBITDA do not reflect our obligations for the payment of income taxes, interest expense or other obligations such as capital expenditures. Accordingly, EBITDA and Adjusted EBITDA are only two of the measurements that management utilizes. Other companies in our industry may calculate EBITDA or Adjusted EBITDA differently than we do and EBITDA and Adjusted EBITDA may not be comparable with similarly titled measures reported by other companies.

Mitcham Industries, Inc.
Segment Operating Results
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	July 31,		July 31,
	2010	2009	2010	2009
		(in thousands)		(in thousands)
Revenues:
Equipment Leasing	$7,955	$5,634	$18,674	$13,641
Seamap	7,253	7,172	13,083	9,855
Inter-segment sales	(53)	(129)	(102)	(214)

Total revenues	15,155	12,677	31,655	23,282

Cost of sales:
Equipment Leasing	7,181	6,283	13,615	12,190
Seamap	3,411	3,231	6,623	4,340
Inter-segment costs	(92)	(169)	(181)	(352)

Total cost of sales	10,500	9,345	20,057	16,178

Gross profit	4,655	3,332	11,598	7,104
Operating expenses:
General and administrative	4,162	3,969	8,349	7,471
Provision for doubtful accounts	797	649	797	649
Depreciation and amortization	296	223	575	477

Total operating expenses	5,255	4,841	9,721	8,597

Operating (loss) income	$(600)	$(1,509)	$1,877	$(1,493)

Equipment Leasing Segment:
Revenue:
Equipment leasing	$6,493	$4,802	$16,059	$11,128
Lease pool equipment sales	159	101	522	170
New seismic equipment sales	234	17	295	27
SAP equipment sales	1,069	714	1,798	2,316

	7,955	5,634	18,674	13,641
Cost of sales:
Lease pool depreciation	5,395	4,463	10,347	8,609
Direct costs-equipment leasing	846	925	1,590	1,453
Cost of lease pool equipment sales	100	87	249	97
Cost of new seismic equipment	72	14	83	19
sales
Cost of SAP equipment sales	768	794	1,346	2,012

	7,181	6,283	13,615	12,190

Gross profit (loss)	$774	$(649)	$5,059	$1,451

Gross profit %	10%	(12)%	27%	11%
Seamap Segment:
Equipment sales	$7,253	$7,172	$13,083	$9,855
Cost of equipment sales	3,411	3,231	6,623	4,340

Gross profit	$3,842	$3,941	$6,460	$5,515

Gross profit %	53%	55%	49%	56%

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